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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                   -----------

                        LAKEHEAD PIPE LINE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                                                39-1715850
(State of Incorporation or organization)                                   (I.R.S. Employer Identification No.)

         LAKE SUPERIOR PLACE                                                               55802
      21 WEST SUPERIOR STREET                                                            (Zip Code)
         DULUTH, MINNESOTA
(Address of principal executive offices)

                                   -----------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
333-59758.

Securities to be registered pursuant to Section 12(b) of the Act:


                     Title of Each Class                                      Name of Each Exchange on Which
                     to be so Registered                                      Each Class is to be Registered
                     -------------------                                      ------------------------------
                    CLASS A COMMON UNITS                                          NEW YORK STOCK EXCHANGE
            REPRESENTING LIMITED PARTNER INTERESTS


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE


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         Lakehead Pipe Line Partners, L.P. ("Registrant") hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A, dated November 14, 1991, as amended by Form 8 dated December 9, 1991, and Form 8-A/A dated May 2, 1997 regarding the registration of the Registrant's Class A Common Units representing limited partner interests.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Item 1 is hereby amended and restated in its entirety as follows:

                     DESCRIPTION OF THE CLASS A COMMON UNITS
General

         The Class A Common Units are registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and Lakehead Pipe Line Partners, L.P., which we refer to as the Partnership or Lakehead, is subject to the reporting and certain other requirements of the Exchange Act. The Partnership files periodic reports containing financial and other information with the Securities and Exchange Commission.

         Purchasers of the Class A Common Units and subsequent transferees of Class A Common Units (or their brokers, agents or nominee on their behalf) will be required to execute and deliver Transfer Applications, the form of which is included in the Partnership's Amended and Restated Agreement of Limited Partnership which is included as an exhibit to the Partnership's Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 2, 1997, as amended.

         Class A Common Units may be held in "street name" or by any other nominee holder. The Partnership is entitled to treat the nominee holder of a Class A Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

         The Class A Common Units are listed on the New York Stock Exchange under the symbol "LHP".

Transfer Agent and Registrar

         Duties

         Mellon Investor Services is the registrar and transfer agent (the "Transfer Agent") for the Class A Common Units and receives fees from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Class A Common Units will be borne by the Partnership and not by the Unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A Common Unitholder and other similar fees or charges will be borne by the affected Class A Common Unitholder. There will be no charge to Class A Common Unitholders for disbursements of the Partnership's cash distributions. The Partnership has agreed to indemnify the Transfer Agent against certain liabilities.

         Resignation or Removal

         The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

         Transfer of Class A Common Units

         Until a Class A Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A Common Unit, except as otherwise





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required by law. Any transfer of a Class A Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application.

         By executing and delivering a Transfer Application, the transferee of Class A Common Units:

         o becomes the record holder of such Class A Common Units and is an assignee until admitted to the Partnership as a substituted limited partner;

         o automatically requested admission as a substituted limited partner in the Partnership;

         o agrees to be bound by the terms and conditions of and executes the Partnership Agreement;

         o represents that such transferee has capacity and authority to enter into the Partnership Agreement;

         o grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Transfer Application; and

         o        makes the consents and waivers contained in the Partnership
                  Agreement.

         An Assignee has the right to receive distributions in respect of Class A Common Units, but is not a limited partner of the Partnership. An Assignee will become a limited partner of the Partnership in respect of the transferred Class A Common Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Class A Common Units are securities and are transferable according to the laws governing transfer of securities.

          In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a Transfer Application the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Class A Common Units. A purchaser or transferee of Class A Common Units who does not execute and deliver a Transfer Application obtains only (1) the right to assign the Class A Common Units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Class A Common Units. Thus, a purchaser or transferee of Class A Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Class A Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Class A Common Units, and may not receive certain federal income tax information or reports furnished to Unitholders of record. The transferor of Class A Common Units will have a duty to provide such transferee with all information which may be necessary to obtain registration of the transfer of the Class A Common Units, but a transferee agrees, by acceptance of the certificate representing Class A Common Units, that the transferor will not have a duty to see to the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application.

         In addition, the information set forth under the caption "Description of the Partnership Agreement" in the prospectus included in the Registration Statement on Form S-1 (file No. 33-43425), as amended, filed by the Registrant with the Securities and Exchange Commission on October 18, 1991, as such description has been amended by the Registrant's Form 8-A/A dated May 2, 1997 is incorporated herein by reference. Further, the information set forth under the captions "Cash Distributions" and "Tax Considerations" in the prospectus included in the Registrant's Registration Statement on Form S-3 (No. 333-59758), filed with the Securities and Exchange Commission on April 27, 2001, and as filed in accordance with Rule 424(b) under the Securities Act of 1933, as amended, is incorporated herein by reference.

ITEM 2. EXHIBITS

         Item 2 is hereby amended and restated as follows:

         The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

                  1. Amended and Restated Agreement of Limited Partnership of Registrant dated April 15, 1997, (Incorporated by reference to Exhibit 2 to the Registrant's Registration Statement on Form 8- A/A, filed May 2,
                           1997).

                  2. Certificate of Limited Partnership of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-43425, filed October 18, 1991).








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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                  LAKEHEAD PIPE LINE PARTNERS, L.P., by Lakehead Pipe Line Company, as General Partner


                                  By: /s/ Jody Balko
                                     ------------------------------------------
                                                    Jody Balko
                                                 Chief Accountant




Dated: August 8, 2001